Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2007 RESULTS
Ann Arbor, Michigan – February 21, 2008
     Kaydon Corporation (NYSE:KDN) today announced its results for the fourth quarter and full year ended December 31, 2007. The results include the acquisition of Avon Bearings Corporation (“Avon”) which was completed on October 26.
     Fourth Quarter Highlights –
•	Diluted earnings per share were $.70, versus $.55 last year. The current quarter includes $.09 from the gain on the sale of a component of the Friction Control Products reporting segment.

•	Order entry was a fourth-quarter record $118.0 million, and quarter-end backlog was a record $238.9 million.

•	Sales were a record $123.7 million, versus $100.1 million during last year’s fourth quarter.

•	Operating income equaled $32.2 million, compared to $24.0 million in the fourth quarter of 2006. The current quarter includes the $5.0 million pre-tax gain on the sale of a component of a reporting segment.

•	Net income equaled $22.7 million, compared to $17.7 million last year.
     Fourth quarter sales increased 23.5 percent to a record $123.7 million as all reporting segments performed well. Operating income increased $8.2 million or 33.9 percent due to higher sales and the aforementioned gain. Diluted earnings per share, including the effect of the gain, equaled $.70, an increase of 27.3 percent compared with the prior year.
     On a full-year basis, record sales of $451.4 million increased 11.7 percent compared with 2006. Including the aforementioned gain, operating income of $111.3 million increased 12.8 percent, net income of $77.7 million increased 11.8 percent, and diluted earnings per share of $2.41 increased 11.1 percent over the prior year.
     James O’Leary, President and Chief Executive Officer commented, “We are pleased with the results achieved in our fourth quarter. This completes a year which saw improved operating performance across all of our reportable segments in addition to considerable progress on each of our long term initiatives. In particular, we accelerated our expansion in serving the fast growing wind energy market while reprioritizing our efforts to grow our market share in high growth, developing countries, notably India and China.”
     Mr. O’Leary added, “Our fourth quarter orders, record year-end backlog, and ongoing penetration in the wind energy market, bolstered by the recent acquisition of Avon, position us for positive performance in 2008. While comparisons in the first half of 2008 will be challenging due, in part, to direct costs and lost absorption from our wind energy expansion and Sealing Products relocation, we have positioned the Company to take maximum advantage of the secularly strong wind energy market and the opportunities available to us to expand our international market share. These will benefit us increasingly as the year progresses and we expect meaningful gains during the latter half of 2008 as additional capacity comes online in our key growth markets.”
Fourth Quarter 2007 Results
     Sales during the fourth quarter of 2007 equaled a record $123.7 million, a 23.5 percent increase compared to $100.1 million during the fourth quarter of 2006. Every reporting segment experienced higher sales volumes. Gross profit equaled $48.2 million or 39.0 percent of sales for the fourth quarter of 2007 as compared to $41.4 million or 41.3 percent of sales for the fourth quarter of 2006. This year’s gross margin was affected by the ongoing ramp up of the wind energy expansion project and by sales mix more heavily weighted towards fast growing, but lower margin split roller bearings. Also affecting this year’s gross margin was the inclusion of Avon whose margins will be negatively impacted in the short-term by acquisition accounting requirements.
     Selling, general, and administrative expenses, including the $5.0 million gain on the sale of a component of a reportable segment equaled $16.0 million or 13.0 percent of sales. Excluding the gain, selling, general, and administrative expenses would have been slightly lower than the 17.4 percent of sales experienced in the fourth quarter of 2006.
     Including the previously mentioned gain, operating income increased to $32.2 million in the fourth quarter of 2007, compared to $24.0 million last year.
     Fourth quarter 2007 interest income of $3.9 million declined from the $4.6 million earned during the fourth quarter of 2006, primarily due to the reduction in average cash and short-term investment balances resulting from the Avon acquisition, the third quarter contribution to fully fund the qualified pension plans, and a full year of capital expenditures to support capacity expansion projects.
     The effective tax rate during the fourth quarter of 2007 was 32.6 percent compared with 32.7 percent in the prior fourth quarter. Fourth quarter 2007 net income was favorably impacted by $0.9 million due to the net tax benefit associated with the Company’s disposition of an idle facility and to adjustment of the Company’s deferred tax accounts. The fourth quarter 2006 tax provision was reduced primarily by deductions recognized for financial reporting purposes after examinations by taxing authorities, or after the expiration of applicable review periods. The Company expects the effective tax rate for 2008 to be approximately 36 percent.

     Net income for the fourth quarter of 2007 was $22.7 million or $.70 per share on a diluted basis, based on 34.4 million common shares outstanding. During the fourth quarter of 2006 Kaydon generated net income of $17.7 million or $.55 per share on a diluted basis, based on 34.8 million common shares outstanding.
     Order entry during the fourth quarter of 2007 increased 22.0 percent compared to 2006, achieving a fourth-quarter record of $118.0 million. Total order entry for 2007 was $505.5 million, an increase of 24.7 percent over full year 2006. Including Avon, backlog equaled $238.9 million at the end of 2007, a 57.6 percent increase compared to a backlog of $151.6 million at the end of 2006.
     Free cash flow, a non-GAAP liquidity measure defined by the Company as net cash from operating activities less capital expenditures, was $9.8 million during the fourth quarter 2007, as compared to free cash flow of $23.6 million in the prior fourth quarter. Capital expenditures were $17.1 million during this year’s fourth quarter, or $6.2 million higher than the fourth quarter last year due to continued investment in capacity expansion, particularly for the wind energy business. Free cash flow for full year 2007 totaled $20.2 million, as compared to $63.6 million last year. This year’s free cash flow was lower due to $27.8 million more in capital expenditures and to $19.2 million more in contributions to pension plans. Higher than normal capital expenditures will continue in 2008 as the Company continues its wind energy capacity expansion project. Currently, the Company expects to invest approximately $70 – $75 million in capital expenditures during 2008. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     EBITDA, another non-GAAP liquidity measure, as defined by the Company, equaled $37.9 million, or 30.6 percent of sales, during the fourth quarter 2007, as compared to $28.4 million, or 28.4 percent of sales, during the fourth quarter 2006. Full year 2007 EBITDA totaled $132.5 million or 29.4 percent of sales compared to $116.1 million or 28.7 percent of sales in 2006. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
Operating Review
     Our strong fourth quarter operating performance, record order entry, and record backlog result from a strong U.S. economy, a robust international economy, and steps taken to position the Company to take full advantage of the secularly strong wind energy market. Our growing presence in wind energy, serving global leaders in this market, coupled with our heightened focus on growing our international business, should lead to another strong year in 2008, particularly in the latter half. We expect full production to be achieved in the majority of our wind energy expansion projects by the end of 2008 and the uncapitalized costs associated with this program and the relocation of a portion of our Sealing Products business to cease by the second half of this year.

     During the fourth quarter of 2007, sales of the Friction Control Products segment, including sales of recently acquired Avon Bearings Corporation, increased $17.2 million or 29.3 percent, to $76.0 million, when compared with fourth quarter 2006. Sales of split roller bearings and sales to the wind energy, machinery, and medical markets improved, while sales to the semiconductor and non-wind heavy equipment markets were lower than the prior fourth quarter. Revenues and operating income from military sales in the last half of 2007 were below prior year’s levels due to the absence of a high volume, highly profitable legacy program that ramped up in the third quarter of 2006 and tailed off during 2007. This also impacts the first quarter of 2008 as a new program is currently being brought on line. Fourth quarter 2007 operating income, including the $5.0 million gain on the sale of a component of the segment increased to $24.3 million, compared with $17.4 million in the prior fourth quarter.
     Operating margins of this segment were affected by product mix shifts including strong growth in lower, but still high, margin split roller bearings business and the ramp up of our wind energy expansion project. Also affecting the segment’s operating margin was the inclusion of Avon whose margins are negatively impacted in the short-term by acquisition accounting requirements. This factor will continue to affect this segment’s operating margin through at least the first half of 2008 after which margins on Avon’s sales should approximate those of Kaydon’s existing wind energy sales.
     Fourth quarter 2007 sales of the Velocity Control Products segment, of $15.6 million, increased 16.8 percent over the prior fourth quarter with strong sales by both the U.S. and European operations. Operating income of $3.4 million, increased 37.5 percent over fourth quarter 2006, primarily as the result of higher sales and resultant operating leverage.
     Sales of the Sealing Products segment increased 11.2 percent, to $11.2 million, compared with last year’s fourth quarter sales of $10.1 million. Operating income declined slightly from $2.0 million to $1.9 million because of certain ongoing direct relocation expenses. These expenses totaled $0.4 million and are expected to continue into the second quarter of 2008 before the full benefits of the relocation are realized.
     Sales of the Company’s remaining businesses equaled $21.0 million during the fourth quarter of 2007, an increase from fourth quarter 2006 of $3.0 million or 16.6 percent resulting from stronger demand particularly for our air and liquid filtration products. Operating income increased 26.9 percent, to $2.8 million due to the higher sales volume and improved product mix.
Capital Allocation and Financial Position
     The Company’s ability to generate high free cash flow, and its strong balance sheet, including year-end cash and short-term investments totaling $287.0 million, enable the Company to prudently return capital to its shareholders through opportunistic share repurchases and periodically increased dividends. During the fourth quarter 2007, the Company paid common stock dividends of $4.2 million and repurchased 147,000 shares of Company common stock for $7.5 million. Year-to-date share repurchases totaled 602,000 shares for $30.1 million.

     Also, during the quarter, the Company opportunistically divested a component of its Friction Control Products reporting segment after concluding that it would not meet the Company’s goal of attaining selective market leadership. This divestiture resulted in a pre-tax gain of approximately $5.0 million and contributed approximately $.09 to diluted earnings per share.
     The Company starts 2008 in excellent financial condition with cash and short-term investments totaling $287.0 million. Because of the strategic capital investments, share repurchases, and the Avon acquisition made last year, this balance is approximately $84 million less than at the beginning of 2007. In addition we are earning as much as 200 basis points less than we did one year ago. The Company recently reviewed its investments and proactively reallocated certain amounts so as to reduce liquidity and potential mark-to-market risks for certain higher yielding money market securities that have been noted in the press recently. The combination of these factors will reduce 2008’s first quarter interest income by at least $2 million compared with the first quarter of 2007 as the Company focuses near term on preserving capital for longer term investment opportunities rather than pursuing higher yields.
Business Outlook
     The Company’s recent and ongoing investments to expand capacity for large diameter wind energy bearings, relocate a portion of our Sealing Products segment to a lower cost facility, and increase our international sales efforts should result in a strong financial performance in 2008. During the early part of the year, in particular the first quarter, direct start-up project expenses, short-term outsourcing costs, and lost overhead absorption, will make comparisons with quarterly results during 2007 difficult. These items are expected to total approximately $2 million during the first quarter of 2008. We currently expect to begin realizing meaningful benefits from these programs during the second quarter and full year.
     Also, additional depreciation and amortization expenses associated with acquisition accounting requirements will limit the accretion and unfavorably impact operating margins for the acquisition of Avon until later in 2008. As previously stated, we expect the acquisition of Avon to be accretive to Kaydon’s earnings within the first full year of ownership and immediately accretive to cash earnings.
     At the present, we expect earnings per share growth for 2008 to exceed our historical long-term target of 10 – 12 percent. This is prior to the impact of any unusual gains or additional acquisitions and assumes that current levels of cash, debt, interest rates and outstanding shares remain unchanged throughout 2008. These assumptions are subject to change based on market conditions and available opportunities in addition to actions the Company would consider in response to such factors.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
# # #
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2007 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-909-7113 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.vcall.com/IC/CEPage.asp?ID=125356 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Fourth Quarter and Full Year 2007 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Thursday, February 28, 2008 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 9239043.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP liquidity measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary President and Chief Executive Officer (734) 747-7025 ext. 2025	READ IT ON THE WEB http://www.kaydon.com

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net sales	$123,729,000	$100,147,000	$451,382,000	$403,992,000
Cost of sales	75,531,000	58,742,000	267,082,000	236,566,000

Gross profit	48,198,000	41,405,000	184,300,000	167,426,000
Selling, general, and administrative expenses	16,031,000	17,390,000	73,037,000	68,746,000

Operating income	32,167,000	24,015,000	111,263,000	98,680,000
Interest expense	(2,410,000)	(2,365,000)	(9,552,000)	(9,554,000)
Interest income	3,918,000	4,567,000	18,051,000	16,253,000

Income before income taxes	33,675,000	26,217,000	119,762,000	105,379,000
Provision for income taxes	10,978,000	8,560,000	42,055,000	35,871,000

Net income	$22,697,000	$17,657,000	$77,707,000	$69,508,000

Weighted average common shares outstanding
Basic	27,412,000	27,819,000	27,694,000	27,829,000
Diluted	34,422,000	34,758,000	34,683,000	34,768,000

Earnings per share
Basic	$0.83	$0.63	$2.81	$2.50

Diluted	$0.70	$0.55	$2.41	$2.17

Dividends declared per share	$0.15	$0.12	$0.54	$0.48

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$229,993,000	$370,789,000
Short-term investments	57,000,000	—
Accounts receivable, net	67,574,000	54,066,000
Inventories, net	68,896,000	56,043,000
Other current assets	15,411,000	17,012,000

Total current assets	438,874,000	497,910,000

Property, plant and equipment, net	145,826,000	95,280,000

Goodwill, net	146,922,000	119,484,000
Other intangible assets, net	31,162,000	21,271,000
Other assets	23,781,000	3,611,000

Total assets	$786,565,000	$737,556,000

Liabilities and Shareholders’ Equity:

Accounts payable	$28,498,000	$23,044,000
Accrued expenses	30,000,000	28,588,000

Total current liabilities	58,498,000	51,632,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	44,677,000	52,744,000

Total long-term liabilities	244,677,000	252,744,000

Shareholders’ equity	483,390,000	433,180,000

Total liabilities and shareholders’ equity	$786,565,000	$737,556,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$22,697,000	$17,657,000	$77,707,000	$69,508,000
Adjustments to reconcile net income to net cash from operating activities:
Gain on the sale of a component of a reporting segment	(5,033,000)	—	(5,033,000)	—
Depreciation	3,260,000	2,859,000	11,813,000	11,234,000
Amortization of intangible assets	917,000	770,000	3,189,000	3,078,000
Amortization of stock awards	1,320,000	756,000	5,627,000	3,114,000
Stock option compensation expense	204,000	28,000	674,000	274,000
Excess tax benefit from stock-based compensation	(59,000)	(38,000)	(291,000)	(623,000)
Deferred financing fees	387,000	387,000	1,548,000	1,548,000
Net change in receivables, inventories and trade payables	888,000	11,190,000	(14,394,000)	(1,259,000)
Net change in other assets and liabilities	2,316,000	900,000	(6,581,000)	2,986,000

Net cash from operating activities	26,897,000	34,509,000	74,259,000	89,860,000

Cash flows used in investing activities:
Additions to property, plant and equipment, net	(17,072,000)	(10,869,000)	(54,073,000)	(26,294,000)
Acquisition of business, net of cash received	(54,869,000)	—	(54,869,000)	—
Purchase of short-term investments	(236,250,000)	—	(398,856,000)	—
Sales of short-term investments	269,250,000	—	341,856,000	—
Purchase of long-term investments	(15,000,000)	—	(15,000,000)	—
Proceeds from the sale of a component of a reporting segment	6,500,000	—	6,500,000	—

Net cash used in investing activities	(47,441,000)	(10,869,000)	(174,442,000)	(26,294,000)

Cash flows from (used in) financing activities:
Cash dividends paid	(4,200,000)	(3,382,000)	(14,354,000)	(13,530,000)
Purchase of treasury stock	(7,479,000)	—	(30,091,000)	(3,404,000)
Payments on debt	—	(17,000)	—	(66,000)
Excess tax benefit from stock-based compensation	59,000	38,000	291,000	623,000
Proceeds from exercise of stock options	—	—	99,000	1,003,000

Net cash used in financing activities	(11,620,000)	(3,361,000)	(44,055,000)	(15,374,000)

Effect of exchange rate changes on cash and cash equivalents	1,808,000	985,000	3,442,000	1,793,000

Net increase (decrease) in cash and cash equivalents	(30,356,000)	21,264,000	(140,796,000)	49,985,000

Cash and cash equivalents — Beginning of period	260,349,000	349,525,000	370,789,000	320,804,000

Cash and cash equivalents — End of period	$229,993,000	$370,789,000	$229,993,000	$370,789,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
Net sales	2007	2006	2007	2006

Friction Control Products
External customers	$75,928	$58,710	$261,447	$233,843
Intersegment	60	41	205	187

	75,988	58,751	261,652	234,030

Velocity Control Products
External customers	15,553	13,314	63,912	56,733

Sealing Products
External customers	11,260	10,103	46,831	42,085
Intersegment	(47)	(18)	(144)	(89)

	11,213	10,085	46,687	41,996

Other
External customers	20,988	18,020	79,192	71,331
Intersegment	(13)	(23)	(61)	(98)

	20,975	17,997	79,131	71,233

Total consolidated net sales	$123,729	$100,147	$451,382	$403,992

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
Operating income	2007	2006	2007	2006

Friction Control Products	$24,263 (1)	$17,363	$74,161 (1)	$67,949
Velocity Control Products	3,401	2,474	16,193	12,934
Sealing Products	1,933	2,023	8,546	6,411
Other	2,798	2,205	10,774	6,462

Total segment operating income	32,395	24,065	109,674	93,756
State income tax provision included in segment operating income	1,155	699	3,384	2,955
Items not allocated to segment operating income	(1,383)	(749)	(1,795)	1,969
Interest expense	(2,410)	(2,365)	(9,552)	(9,554)
Interest income	3,918	4,567	18,051	16,253

Income before income taxes	$33,675	$26,217	$119,762	$105,379

(1)	Includes a $5.0 million gain on the sale of a component of the Friction Control Products reporting segment.

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
          Free cash flow, as defined (non-GAAP)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net cash from operating activities (GAAP)	$26,897	$34,509	$74,259	$89,860
Capital expenditures	(17,072)	(10,869)	(54,073)	(26,294)

Free cash flow, as defined (non-GAAP)	$9,825	$23,640	$20,186	$63,566

Kaydon’s management believes free cash flow, as defined above and a non-GAAP liquidity measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
          EBITDA, as defined (non-GAAP)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Cash flow from operating activities (GAAP)	$26,897	$34,509	$74,259	$89,860
Gain on the sale of a component of a reporting segment	5,033	—	5,033	—
Net change in receivables, inventories and trade payables	(888)	(11,190)	14,394	1,259
Net change in other assets and liabilities	(2,316)	(900)	6,581	(2,986)
Other, net	(328)	(377)	(1,285)	(1,199)
Net interest (income)/expense	(1,508)	(2,202)	(8,499)	(6,699)
Income tax expense	10,978	8,560	42,055	35,871

EBITDA, as defined (non-GAAP)	$37,868	$28,400	$132,538	$116,106

Kaydon’s management believes EBITDA, as defined above and a non-GAAP liquidity measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.